Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement, dated January 17, 2002 (the “Original Employment Agreement”), dated as of July 16, 2004, is entered into by and between Assisted Living Concepts, Inc. (the “Company”) and Steven Vick (the “Employee”).

RECITALS

     Whereas, the Employee is CEO and President of the Company and is party to the Original Employment Agreement.

     Whereas, the Company desires to amend the Original Employment Agreement to provide certain additional benefits to the Employee as provided herein.

AGREEMENT

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. Sale of the Company Defined. A “Sale of the Company” shall mean the occurrence of any of the following:

     (a) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any individual or entity (a “Person”) or group of Persons;

     (b) the consummation of any consolidation, liquidation, recapitalization, stock sale or merger involving the Company:

          (i) in which the Company is not the continuing or surviving corporation, other than a consolidation or merger:

               (1) with a wholly-owned subsidiary of the Company in which all of the common stock of the Company outstanding immediately prior to the effectiveness thereof is changed into or exchanged for the same consideration, or

               (2) in which the stockholders of the Company immediately prior to the consummation of such consolidation or merger own greater than 50% of the total voting power of all classes of capital shares of the continuing or surviving corporation immediately following the consummation of such consolidation or merger;

          (ii) pursuant to which the shares of common stock of the Company are converted into cash, securities, or other property, unless the stockholders of the Company immediately prior to the consummation of such consolidation or merger own greater than 50% of the total voting power of all classes of capital shares of the continuing or surviving corporation immediately following the consummation of such consolidation, merger, liquidation, recapitalization or sale of stock; or

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          (iii) pursuant to which the stockholders immediately prior to the consummation of such consolidation, merger, liquidation, recapitalization or sale of stock hold 50% or less of the total voting power of all classes of capital shares of the continuing or surviving corporation immediately following the consummation of such consolidation, merger, liquidation, recapitalization or sale of stock.

     2. Sale Incentive Compensation. Upon the consummation of a Sale of the Company, Employee shall receive a cash bonus (the “Sale Incentive Bonus”) equal to 41% of the Bonus Pool. The Bonus Pool shall be equal to (a) the applicable percentage (the “Percentage”) set forth below, multiplied by (b) the final adjusted aggregate proceeds in excess of the Base Amount (currently $71,235,520 as calculated and based on the assumptions described below) distributed or distributable to the Company’s stockholders and option holders as a result of the Sale of the Company (the “Excess Proceeds”), determined as follows:

Excess Proceeds	Percentage
Zero to $7,051,965	3%
More than $7,051,965 but not more than $14,175,485	4%
More than $14,175,485 but not more than $21,299,005	5%
More than $21,299,005 but not more than $28,422,525	6%
More than $28,422,525	7%

     The Base Amount shall equal the final adjusted aggregate amount of the Company’s securities to be purchased in connection with a sale of the Company, including the amount of issued and outstanding shares of the Company’s common stock (currently, 6,431,925 shares), all shares held in the reserve from the bankruptcy (currently, 68,241 shares), and outstanding options (currently 623,354), the sum of which is currently 7,123,520 times $10 equals $71,235,520. By way of example, if the Company received an offer of $11.80 per share for all of its securities, the Excess Proceeds would be calculated as follows: 7,123,520 x $11.80 = $84,057,536 minus $71,235,520 (the Base Amount) = $12,822,016. The applicable percentage would be 4% and the Bonus Pool would be $12,822,016 x 4% = $512,880.64 of which Employee would receive $210,281.06.

     The Sale Incentive Bonus shall terminate and be of no further force or effect upon the earlier of the date that the Board adopts a resolution to cease exploring strategic alternatives or dissolves the Special Committee established by the Board on May 14, 2004 to explore strategic alternatives.

     3. Change in Control Severance Benefit. If within twelve (12) months after the occurrence of a Change in Control (as defined below) (a) the Company terminates the Employee’s employment for any reason or (b) the Employee resigns at any time after any diminution in the Employee’s job title, duties or compensation or the relocation of the Employee, without the Employee’s consent, to an office in a different geographic region than the region in which the Employee resided as of the occurrence of the Change in Control, the Company shall continue to pay to the Employee for twelve (12) months thereafter the Employee’s salary in effect as of the date of the Employee’s termination or resignation.

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     A Change in Control shall mean:

     (a) Sale of the Company; or

     (b) the acquisition by any Person individually or any Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any affiliates thereof, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of greater than 50% of the total voting power of all classes of capital shares of the Company entitled to vote generally in the election of directors of the Company; or

     (c) the first day on which a majority of the members of the Board of Directors of the Company (the “Board”) are not Continuing Directors. A Continuing Director shall mean, as of the date of determination, any member of the Board who was a member of the Board on June 18, 2004 or was nominated for election by, or elected to the Board with the approval of, a majority of the persons who were members of the Board on June 18, 2004.

     Notwithstanding clause (a) of Section 1, a Change in Control cannot be deemed to have occurred as a result of a transaction in which the holders of the shares of common stock of the Company immediately prior to the sale of all or substantially all of the Company’s assets have immediately after such asset sale, directly or indirectly, more than 50% of the total voting power of all classes of capital shares of the corporation to which such assets were sold.

     Notwithstanding clause (b) of this Section 3, a Change in Control will not be deemed to have occurred solely by virtue of any of the following Persons filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, of greater than 50% of the total voting power of all classes of capital stock of the Company or otherwise: (1) the Company; (2) any subsidiary of the Company; (3) any employee share purchase plan, share option plan, or other share incentive plan or program; (4) any retirement plan or automatic dividend reinvestment plan; or (5) any substantially similar plan of the Company or any subsidiary of the Company or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan.

     If the severance benefits provided for in this Section 3 are available pursuant to the terms contained herein, such severance benefits shall be in lieu of the severance benefits associated with termination without cause currently provided in Section 7(d) of the Original Employment Agreement. The change in control severance benefits provided in this Section 3 shall terminate and be of no further legal force or effect on the 180th calendar day after the earlier of the date that the Board adopts a resolution to cease exploring strategic alternatives or dissolves the Special Committee established by the Board on May 14, 2004 to explore strategic alternatives. Severance benefits currently provided in Section 7(d) of the Original Employment Agreement associated with death and disability shall remain unchanged.

     4. Governing Law; Arbitration. The Original Employment Agreement, as amended by this Amendment, shall be governed by and construed in accordance with the laws of the State

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of Texas as applied to agreements between Texas residents entered and to be performed entirely within Texas. Any dispute between the Employee and the Company arising under or related to this Agreement or otherwise concerning the employment of the Employee by the Company or the termination of such employment shall be resolved by submitting the matter to binding arbitration in accordance with this Section 5. Arbitration shall be conducted in Dallas, Texas pursuant to the procedural rules then in effect of the American Arbitration Association and shall be heard by a single arbitrator, reasonably agreed to by the parties, who shall be an attorney at law licensed to practice and in good standing in the State of Texas and knowledgeable in employment matters. If the parties cannot agree to an arbitrator within 30 days of the date either party initiates the arbitration, the American Arbitration Association shall appoint an arbitrator. The decision of such arbitrator shall be final and binding on the parties and may be entered for enforcement in any court or tribunal of competent jurisdiction and authority. The arbitrator shall award such damages or other relief as the arbitrator deems appropriate and may, but shall not be required to, award legal fees and costs to the prevailing party. All costs of such arbitration (excluding fees, disbursements and expenses of counsel, advisors, witnesses and experts) shall be borne equally by the parties, subject to the arbitrator’s award of costs and legal fees, if any.

     5. Counterparts. This Amendment may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and both of which together shall constitute a single Agreement.

     6. Original Employment Agreement. Except as expressly amended hereby, all terms and conditions of the Original Employment Agreement are unchanged and shall remain in full force and effect.

     7. Headings. The various headings in this Amendment are inserted for convenience only and are not part of this Amendment.

     In Witness Whereof, the Company and Employee have duly executed this Amendment as of the day and year first written above.

COMPANY:	EMPLOYEE:

Assisted Living Concepts, Inc.

By /s/ LEONARD TANNENBAUM
Leonard Tannenbaum, Chairman of	/s/ STEVEN VICK
the Compensation Committee	Steven Vick, CEO and President

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